Exhibit 99.1



MAXICARE ANNOUNCES COMPLETION OF PRIVATE PLACEMENT TRANSACTION


LOS ANGELES November 6, 2000 Maxicare Health Plans, Inc., (NASDAQ-NMS:MAXI) announced today that it has closed the previously announced sale of 8.1 million shares of its common stock at $1.00 per share in a private placement with certain qualified institutional buyers and highly accredited institutional investors. Imperial Capital, LLC acted as placement agent for this private placement.

Maxicare Health Plans, Inc. is a managed health care company with operations in California and Indiana. Its health care plans currently have approximately 418,000 members. The Company also offers various employee benefit packages through its subsidiaries Maxicare Life and Health Insurance Company and HealthAmerica Corporation.

This press release is not an offer to sell or a solicitation of an offer to buy any securities of the Company. Any such solicitation or offer may only be made through a prospectus which has been approved by the Securities and Exchange Commission or pursuant to an exemption from the registration requirement of the Securities Act of 1933, as amended. The securities sold in the private placement discussed in this news release were offered and sold pursuant to an exemption under such Act.